Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

FDA Completes Review of Guided Therapeutics’ LuViva® Advanced Cervical Scan

PMA Application

Agency Provides Guidance on Paths to Approval That Include Submission of Additional Patient Data

NORCROSS, GA (May 19, 2015) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it has received notification from the U.S. Food and Drug Administration (FDA) regarding the pre-market approval (PMA) application for the LuViva® Advanced Cervical Scan. In its most recent communication, FDA advised the Company that its PMA amendment, filed in July 2014, was not approvable in its current form. While the agency advised the Company that more patient data would likely be necessary to amend the current application, the agency also stated its willingness to consider alternative approaches to move the product to approvable form.

FDA and the Company intend to meet to discuss the plan for submission of an updated amendment and ultimately reach agreement on steps forward for a path to approval to resolve any remaining data analysis issues. At this meeting, the Company intends to present additional U.S. and international data that the Company believes will further support the clinical benefits of LuViva.

“We believed our PMA amendment addressed the remaining questions the agency had about our original application,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “At the current time, however, we believe the best and fastest way to secure approval may be to collect data on additional subjects and then file an amendment to further demonstrate LuViva’s safety and effectiveness as a triage device after an abnormal HPV test or Pap test. While we are disappointed the data analysis issue was not fully resolved, we are encouraged that no other remaining or new issues were raised in the FDA letter.

“We are confident we will eventually receive approval to market LuViva in the U.S. and will provide more detail once we meet with FDA to determine what our pathway to approval will be.  In the meantime, we continue to add to the growing number of doctors successfully using LuViva in the much larger international market and have significant momentum building, particularly where our product is being considered for screening.  In 2015 we expect our sales to grow significantly, with orders from Turkey and Kenya driving our near term results, said Mr. Cartwright.”

The Company currently has regulatory approval to sell LuViva in Europe with the Edition 3 CE mark, and has marketing approvals from COFEPRIS in Mexico, Health Canada and Singapore Health Sciences Authority, among others. Additionally, expansion efforts are ongoing in the Middle East, Asia and Latin America.

Conference Call

Guided Therapeutics will hold a conference call at 9:00 a.m. EDT on Wednesday, May 20, 2015, to discuss the FDA response. Interested parties are invited to listen to the call live over the Internet at www.guidedinc.com/investors/. The live call will also be available by dialing (888) 587-0615 or for international callers (719) 785-1765 and referencing Conference ID 8871318. A replay of the teleconference will be available on www.guidedinc.com/investors/. A replay will also be available until May 27, 2015 by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 8871318.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit:www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469